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                                                                   Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Ohio Casualty Corporation for the registration of $201,250,000 5.00% Convertible Notes Due 2022 and the Common Shares issuable upon conversion of the Convertible Notes and to the incorporation by reference therein of our report dated February 15, 2002, with respect to the consolidated financial statements and schedules of Ohio Casualty Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


                                                        /s/ Ernst & Young, LLP


Cincinnati, Ohio
May 10, 2002